EXHIBIT 10.32

TRANSITION SERVICES AGREEMENT

     THIS TRANSITION SERVICES AGREEMENT (the “Agreement”) is dated as of November 1, 2002 by and among Liquid Environmental Solutions of Texas, L.P., a Texas limited partnership (“Purchaser”) and US Liquids of Houston, LLC, a Texas limited liability company, US Liquids of Dallas, LLC, a Texas limited liability company, and US Liquids of Central Texas, LLC, a Texas limited liability company (collectively, “Seller”), US Liquids of Texas, Inc., a Texas corporation (“Seller Parent”), and US Liquids, Inc., a Delaware corporation (“USL”). Seller, Seller Parent and USL are each referred to herein as a “Seller Entity” and are collectively referred to herein as “Seller Entities.”

WITNESSETH:

     WHEREAS, Purchaser and the Seller Entities have entered into an Asset Purchase Agreement dated as of November 1, 2002 (the “Purchase Agreement”), providing, among other things, for the sale by the Seller Entities and the purchase by Purchaser of the Purchased Assets and the Acquired Business Operations (all capitalized terms used herein without definition shall have the meanings assigned to them in the Purchase Agreement); and

     WHEREAS, in connection with the closing of the Purchase Agreement and pursuant to the terms and conditions hereof, the Seller Entities and Purchaser have each agreed to make available to the other certain administrative services and assistance, including the use of certain personnel employed by the respective parties, and the Seller Entities and Purchaser have agreed to procure such services, in order to further the provisions of the Purchase Agreement and to provide an orderly transition in connection with the conveyance of the Purchased Assets and the Acquired Business Operations from the Seller Entities to the Purchaser.

     NOW, THEREFORE, in consideration of the premises, the covenants set forth herein and the benefits to be derived herefrom, the parties hereby agree as follows:

ARTICLE I

Services to be Provided

     1.1 Provision of Services by Seller Entities.

         (a) In order for Purchaser to support the operation of the Acquired Business Operations through the Transition Period (as hereinafter defined) in a manner substantially similar to the manner in which the Acquired Business Operations were operated by Seller immediately prior to the Closing Date, the Seller Entities shall use commercially reasonable efforts during the Transition Period (unless a shorter period for the applicable period is set forth in Schedule 1 or in this Section 1.1) (a) to provide and perform those services described in Schedule 1 attached hereto and incorporated herein by this reference (the “Seller Services”). Additional services may be provided by Seller Entities to Purchaser upon the mutual agreement of the parties.

         (b) In no event will the Seller Services include (i) executive management, (ii) legal services, (iii) insurance or (iv) financial support.

         (c) To the extent that Purchaser wishes to terminate any Seller Service, Purchaser will give Seller at least three (3) days prior written notice identifying those Seller Services that Purchaser, in its sole discretion, has determined it no longer wishes to utilize. After such three (3) day notice period elapses, Seller Entities will have no further obligation to provide such terminated Seller Services, and Purchaser will have no further financial obligations in connection with such terminated Seller Services.

         (d) All employees of Seller providing Seller Services to Purchaser hereunder will be and remain the employees of Seller and not Purchaser. Subject to the provisions of Section 1.3, Seller will be solely responsible for all hiring and termination decisions with respect to such employees and for the payment of all salaries, taxes, benefits, bonuses and other amounts with respect to such employees.

     1.2 Provision of Services by Purchaser. During the Transition Period (except where the time period of the service is expressly limited herein), Purchaser shall provide and perform, or cause its affiliates to provide and perform without charge, the following services: (a) invoicing and payable accounting services by Purchaser personnel with respect to the Cactus business operations (including reasonable access to general ledger information) to the extent described in Section 8.4 of the Purchase Agreement, (b) accounting support by Purchaser personnel reasonably necessary to timely close the Seller’s books of account with respect to the period ending the Closing Date and to produce financial statements with respect to such period, (c) the utilization by Seller, on an “as available” basis, for a period of thirty (30) days from the Closing Date of the services of a human resources manager and certain administrative personnel formerly employed by Seller in the Acquired Business Operations, and (d) the services at the Houston Tank Wash facility (the “Houston Tank Wash Services”), as set forth on Schedule 2 (collectively, the “Purchaser Services”). Additional services may be provided by Purchaser to Seller Entities upon the mutual agreement of the parties. In no event will the Purchaser Services include (i) executive management, (ii) legal services, (iii) insurance or (iv) financial support. All employees of Purchaser providing Purchaser Services hereunder will be and remain the employees of Purchaser and not of any Seller Entity. Purchaser will be responsible for all hiring and termination decisions with respect to such employees and for the payment of all salaries, taxes, benefits, bonuses and other amounts with respect to such employees.

     1.3 Purchaser Incurred Costs. Purchaser will reimburse Seller not later than thirty (30) days after receipt of an appropriate invoice from Seller for the charges as set forth on Schedule 1 in connection with the provision of the Seller Services (the charges therefore collectively being referred to as the “Purchaser Incurred Costs”). For the Seller Services, the Purchaser Incurred Costs, if any, will be as set forth on Schedule 1. Seller will maintain records of the Seller Services provided and of all Purchaser Incurred Costs and will make the same available to Purchaser for inspection at Purchaser’s reasonable request and in connection with any final accounting of the Purchaser Incurred Costs.

     1.4 Seller Incurred Costs. Seller will reimburse Purchaser not later than thirty (30) days after receipt of an appropriate invoice from Purchaser for any out of pocket expenses incurred by Purchaser (other than normal costs of employment) in connection with the provision of the Purchaser Services or other mutually agreed upon charges for any additional services provided by Purchaser hereunder (the costs therefore collectively being referred to as the “Seller Incurred Costs”). Purchaser will maintain records of the Purchaser Services provided and all Seller Incurred Costs properly incurred by Seller and will make the same available to Seller for inspection at Seller’s reasonable request and in connection with any final accounting of the Seller Incurred Expenses.

     1.5 Other Transition Services. During the Transition Period, Seller Entities will, without further consideration, execute and deliver such other instruments of conveyance and transfer, and take such other action as Purchaser may reasonably request (i) to more effectively convey, transfer to and vest in Purchaser and to put Purchaser in possession of the Purchased Assets and the Acquired Business Operations, (ii) in the case of Contracts, Permits and rights, if any, which cannot be transferred to Purchaser effectively without the consents of other Persons, to use reasonable best efforts to obtain such consents promptly following the Closing Date, and if any such consents cannot be obtained, to cooperate in any reasonable arrangement designed to obtain for Purchaser all benefits and privileges of the applicable Contract or Permit without limitation on the conduct of the Acquired Business Operations while also protecting Seller Entities from continuing liabilities or obligations thereunder, and (iii) to efficiently transition any Hired Employees without disrupting the day to day operations of Seller Entities or Purchaser.

     1.6 Standards of Services. Each Seller Entity and Purchaser will use reasonable efforts to cause any and all personnel providing Seller Services or Purchaser Services to perform such services with the same degree of care, skill and diligence with which it causes similar services to be performed for itself and its various other affiliates.

     1.7 Term. The term of this Agreement shall commence on the date hereof and shall expire six (6) months after the date hereof, subject to earlier termination upon the mutual agreement of the parties (the “Transition Period”).

     1.8 Indemnification. Subject to the limitations on indemnities set forth in the Asset Purchase Agreement, each Seller Entity and Purchaser agrees to defend, indemnify and hold harmless the other parties, their respective affiliates, and their respective officers, directors, managers, agents and employees, when performing the services to be provided hereunder, against any and all claims, losses, liabilities, damages and causes of action, whether based on tort, breach of contract or any other legal theory in favor of anyone, on account of taxes, liens, debts, personal injuries, death or damage to property and all other claims or demands of every character arising out of, in connection with, or as an incident to, any act or omission in connection with the performance of the services or fulfillment of the responsibilities under this Agreement, including negligence (but not gross negligence or willful misconduct) of such Seller Entity or Purchaser, their respective affiliates, or their respective officers, directors, managers, agents or employees.

ARTICLE II

Miscellaneous

     2.1 Assignment. Neither the Seller Entities nor Purchaser may transfer or assign its rights under this Agreement without the prior written consent of the other parties hereto, which consent will not be unreasonably withheld or delayed. Any attempted assignment without such consent shall be void.

     2.2 Force Majeure. Performance under this Agreement, other than the obligation to make payments of money due, shall be suspended in the event such performance is prevented by fires, floods, hurricanes, storms, bad weather, tornadoes, lightning, explosions, acts of God or the public enemy, governmental laws, rules, regulations or orders, and other events, whether similar or dissimilar, beyond the control of the parties.

     2.3 No Partnership. Nothing contained herein will create, or will be construed as creating, a partnership or joint venture of any kind or as imposing on any party hereto any partnership duty, obligation or liability to the other party. Seller Entities and Purchaser are independent contractors hereunder and no party is an agent of any other party. Except as may be expressly stated in the Purchase Agreement, nothing in this Agreement will restrict a Seller Entity or Purchaser from engaging in any business or from contracting with any other Person.

     2.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses given in the

Purchase Agreement (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof).

     2.5 Governing Law. This Agreement shall be governed by and construed in accordance with laws of the State of Texas, without regard to its principles of conflicts of laws.

     2.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     2.7 No Third Party Beneficiaries. Except as expressly provided herein, nothing in this Agreement shall entitle any person other than the Seller Entities or Purchaser, or their respective successors and assigns permitted hereby, to any claim, cause of action, remedy or right of any kind.

     2.8 Counterparts. This Agreement may be executed in any number of counterparts, no one of which needs to be executed by both parties, and this Agreement shall be binding upon both parties with the same force and effect as if both parties had signed the same document, and each such signed counterpart shall constitute an original of this Agreement.

     2.9 Amendment. No modification or amendment of this Agreement shall be binding upon either party unless in writing and signed by the parties hereto.

     2.10 Entire Agreement. This Agreement, together with the Purchase Agreement and the schedules attached hereto, constitutes the entire agreement between the parties pertaining to the transition services described herein, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto regarding the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement or the Purchase Agreement will effect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

     2.11 Counterparts. This Agreement may be executed in counterparts and signatures sent by facsimile will be binding as evidence of execution and acceptance of the terms hereof. Signatures may be exchanged by telecopy with original signatures to follow in the manner set forth herein for the giving of notice. Each party to this Agreement agrees that it will be bound by its own telecopied signature and that it accepts the telecopied signature of each other party to this Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Clean Liquid Solutions of Texas, L.P.		US LIQUIDS OF HOUSTON, LLC
a Texas limited partnership		a Texas limited liability company
By:	CLST, Inc.	By:

Its:	General Partner	JOHN MIKLICH, President

	By:	Date:

ALAN VITERBI, President

Date:

US LIQUIDS OF DALLAS, LLC
a Texas limited liability company
By:

JOHN MIKLICH, President

Date:

US LIQUIDS OF CENTRAL TEXAS, LLC
a Texas limited liability company
By:

JOHN MIKLICH, President

Date:

US LIQUIDS, INC.
a Delaware corporation
By:

WILLIAM M. DEARMAN, CEO

Date:

US LIQUIDS OF TEXAS, INC.,
a Texas corporation
By:

JOHN MIKLICH, President

Date:

Schedule 1
Seller Services

A. DESCRIPTION OF SELLER SERVICES:

1. Display and use of USL name and trademark on all placarded vehicles and equipment transferred to Purchaser on the Closing Date and on all uniforms worn by employees of Purchaser pending replacement of the USL name and trademark on such vehicles, equipment and uniforms. Purchaser will complete the replacement of all such USL names and trademarks as soon as practicable following the Closing Date, but in no event more than Thirty (30) days from the Closing Date. In the event that Purchaser, through the exercise of reasonable diligence, is unable to complete the replacement of such USL names and trademarks within thirty (30) days following the Closing Date, Purchaser may, with the consent of Seller, which will not be unreasonably withheld, have additional time to complete the replacement, so long as Purchaser continues to diligently pursue such replacement. Notwithstanding the foregoing, Purchaser may continue to display the USL name at those facilities, if any, whose post-Closing operation is continued under untransferred or non-transferrable USL Permits pursuant to Paragraph 3 below.

2. Services of the following personnel on an hourly “as available” basis to the extent engaged or employed by Seller Entities (nothing herein shall obligate Seller Entities to continue the engagement or employment of any such personnel):

(a)	Eric Warden for a period of up to 90 days from the Closing Date;
(b)	Greg Gunselman during the Transition Period;
(c)	Cactus mechanics;
(d)	Steve Boydston; and
(e)	Personnel of Seller Entities responsible for Department of Transportation enforcement and monitoring issues during the Transition Period.

3. For those facilities, equipment and vehicles subject to Contracts or Permits that have not been transferred or, if non-transferable, replaced by new Contracts or Permits in Purchaser’s name, Seller will continue to operate such facilities, equipment and vehicles under Seller’s Contracts and Permits at Purchaser’s expense (but with Seller continuing any existing bonds, letters of credit or other deposits supporting such Contracts and Permits, subject to reimbursement by Purchaser for any costs incurred as a result of the maintenance of such bonds, letters of credit or other deposits) and subject to Purchaser’s direction so as to obtain for Purchaser all benefits and privileges of the applicable Contract or Permit without limitation on Purchaser’s ability to conduct the Acquired Business Operations while also protecting Seller from continuing liabilities or obligations thereunder.

4. Seller will ensure that on the Closing Date, or as soon after the Closing Date as is reasonably possible, (i) all vehicles and equipment included in the Purchased Assets that were used in the collection of Hazardous Materials are emptied and properly cleaned so as to be free from Hazardous Materials, and (ii) all vehicles and trailers constituting Excluded Assets are removed from any Acquired Real Property.

B. PRICING OF SELLER SERVICES:

1.	Eric Warden — $75.00 per hour.

2.	Steve Boydston — First 40 hours at no charge; thereafter, $40.00 per hour.

3.	Services of other Seller personnel referenced in item 2 above shall be performed at a rate of 1.33 times the hourly rate equivalent to such person’s annual base salary cost (before, bonus, benefits, and other compensation).

Schedule 2
Houston Tank Wash Services

A. DESCRIPTION OF HOUSTON TANK WASH SERVICES:

1. During the Transition Period, Seller may continue to use and access the Houston Tank Wash facility to park and dispatch vehicles and equipment. Seller agrees to provide written notice to Purchaser at such time as it intends to cease such use and access of the Houston Tank Wash facility.

2. During the Transition Period, Seller may continue to dispatch vehicles and equipment, invoice and contact hazardous waste customers using the USL name, and Purchaser shall provide the reasonable assistance of its personnel in connection therewith. Seller will not use or access the Houston Tank Wash facility in connection with service to non-hazardous waste customers.

3. For so long as Seller may engage in any of the Houston Tank Wash Services set forth herein, Seller shall continue to maintain the site-specific Permit relating to the Houston Tank Wash facility.

4. Seller acknowledges that the Houston Tank Wash facility shall at all times during the term of this Agreement remain the exclusive property of the Purchaser, and except as expressly set forth herein shall remain under Purchaser’s sole dominion and control, and nothing in this Agreement shall be construed to transfer to Seller any ownership or leasehold rights in or to the Houston Tank Wash facility, other than the rights to use and access the Houston Tank Wash facility as set forth herein. In the event that Purchaser enters into an agreement for the sale of all or substantially all of the Houston Tank Wash facility, Purchaser may terminate its agreement to provide the Houston Tank Wash Services upon thirty (30) days prior written notice to Seller.

B. CONSIDERATION FOR HOUSTON TANK WASH SERVICES:

For each thirty (30) day period, or portion thereof, from the date hereof during which Seller engages in any Houston Tank Wash Services, Purchaser shall accrue a credit of $5,000 against any Purchaser Incurred Costs arising under this Agreement or any service fees arising under the Software License Agreement. Purchaser may accumulate and carry forward any credits arising hereunder and not fully applied during any given month, however such credits may only be applied as set forth herein and shall not entitle Purchaser to any payment of cash.

C. INDEMNITIES:

Seller Entities hereby agree to fully indemnify, defend and hold harmless Purchaser from and against any and all damages, expenses, liabilities, losses and costs (“Damages”) incurred by Purchaser in connection with or otherwise arising out of Seller’s use of and access to the Houston Tank Wash facility as set forth herein, other than Damages caused by the negligence or willful misconduct of Purchaser. Seller further agrees to reimburse Purchaser for any and all Damages caused to the Houston Tank Wash facility as a result of Seller’s use and access pursuant to this Agreement, other than Damages caused by the negligence or willful misconduct of Purchaser.